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                           MORGAN STANLEY DEAN WITTER

                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                          CYPRUS AMAX MINERALS COMPANY

                                      FOR

                         0.3135 SHARES OF COMMON STOCK

                                       OF

                            PHELPS DODGE CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
 TIME, ON             , 1999, UNLESS THE OFFER IS EXTENDED. ASARCO SHARES THAT
  ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
                            EXPIRATION OF THE OFFER.

                                                                          , 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), to act as Dealer Manager in connection with Phelps Dodge's offer to exchange 0.3135 shares of common stock, par value $6.25 per share, of Phelps Dodge (the "Phelps Dodge Common Shares") for each outstanding share of common stock, no par value (each, an "Cyprus Amax Share" and, collectively, the "Cyprus Amax Shares"), of Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), including the associated preferred share purchase rights (each, an "Cyprus Amax Right" and, collectively, the "Cyprus Amax Rights") issued pursuant to the Cyprus Amax Rights Agreement, dated as of February 28, 1999, as amended, between Cyprus Amax and The Bank of New York, as Rights Agent, upon the terms and subject to the conditions set forth in the Prospectus, dated
            , 1999 (the "Prospectus"), and in the related Letter of Transmittal (which together constitute the "Offer"), enclosed herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE RIGHTS PLAN CONDITION, THE FAIR PRICE CONDITION, THE PHELPS DODGE STOCKHOLDER APPROVAL CONDITION, THE DGCL 203 CONDITION AND THE HSR CONDITION (IN EACH CASE AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER -- CONDITIONS OF THE OFFER" IN THE PROSPECTUS.

     Phelps Dodge expressly reserves the right to (i) extend, amend or modify the terms of the Offer in any manner and (ii) withdraw or terminate the Offer and not accept for exchange any Cyprus Amax Shares if any of the conditions to the Offer are not satisfied.

     Shareholders will be required to tender one Cyprus Amax Right for each Cyprus Amax Share tendered, in order to effect a valid tender of Cyprus Amax Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Cyprus Amax Distribution Date (as defined in the Prospectus) occurs, a tender of Cyprus Amax Shares will constitute a tender of the associated Cyprus Amax Rights. See "The Offer -- Procedure for Tendering" in the Prospectus.
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     For your information and for forwarding to your clients for whom you hold
Cyprus Amax Shares registered in your name or in the name of your nominee(s), or who hold Cyprus Amax Shares registered in their own names, we are enclosing the following documents:

          1. Prospectus dated             , 1999;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Cyprus Amax Shares in accepting the Offer and tendering Cyprus Amax Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Cyprus Amax Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A letter that may be sent to your clients for whose accounts you hold Cyprus Amax Shares registered in your name or in the name of your nominee(s), with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. A return envelope addressed to the Exchange Agent.

     Phelps Dodge will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Manager and the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Cyprus Amax Shares and Cyprus Amax Rights pursuant to the solicitation of tenders of Cyprus Amax Shares and Cyprus Amax Rights pursuant to the Offer. Phelps Dodge will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Phelps Dodge will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Cyprus Amax Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK CITY TIME, ON                , 1999, UNLESS THE OFFER IS
EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Cyprus Amax Shares should be delivered or such Cyprus Amax Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. If holders of Cyprus Amax Shares wish to tender Cyprus Amax Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer -- Procedure for Tendering" in the Prospectus.

     Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.

     Additional copies of the enclosed materials may be obtained from the Information Agent, Innisfree M&A Incorporated by calling 1-877-750-5838 (Toll
Free).

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
OR ANY OTHER PERSON AS AN AGENT OF PHELPS DODGE, THE DEALER MANAGER, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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